Exhibit 4.5

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS EXHIBIT, MARKED BY [***], HAS BEEN OMITTED FROM THIS EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED.

THIS SECOND AMENDMENT AGREEMENT (this “Agreement”) is made and entered into as of the              day of              2022, by and among (1) Pfizer Inc., a Delaware corporation (“Seller Parent”), (2) GSK plc, a public limited liability company incorporated under the laws of England and Wales (“Purchaser Parent”, and together with Seller Parent, the “Parents”), (3) GlaxoSmithKline Consumer Healthcare Holdings (No.2) Limited, a company incorporated under the laws of England and Wales (“New Purchaser”), and (4) Haleon plc, a company incorporated under the laws of England and Wales (“New Purchaser Parent”, and together with New Purchaser, Seller Parent and Purchaser Parent, the “Parties”). Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed thereto in the SAPA (as defined below).

W I T N E S S E T H:

WHEREAS, Seller Parent, Purchaser Parent and GlaxoSmithKline Consumer Healthcare Holdings Limited, a company incorporated under the laws of England and Wales (“Initial Purchaser”), entered into that certain Stock and Asset Purchase Agreement, dated as of December 19, 2018, and amended by that certain amendment agreement, dated as of July 31, 2019, by and among Seller Parent, Purchaser Parent, Initial Purchaser and New Purchaser (the “SAPA Amendment Agreement”) (as so amended, the “SAPA”);

WHEREAS, Closing under the SAPA occurred on July 31, 2019; and

WHEREAS, Seller Parent, Purchaser Parent, New Purchaser Parent and New Purchaser desire to amend the SAPA and agree to certain other arrangements, in each case as set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.	Conditions Precedent and Effective Date

(a)

The provisions of this Agreement, other than those arising under Sections 1, 13(a) and 13(c), shall be conditional upon the passing of the Related Party Transactions Resolution at the general meeting of Purchaser Parent Shareholders.

(b)

If the approval of the Related Party Transactions Resolution is not satisfied in accordance with clause (a) above by 31 December 2022, or if GSK abandons the Separation Transaction (as defined in the Demerger Agreement) by providing notice of the same in writing to Haleon and Pfizer at any time prior to the Demerger Time, this Agreement shall automatically terminate and be of no further force and effect.

(c)	This Agreement shall be effective from the Demerger Time.

(d)	For the purposes of this Section 1:

(i)	“Related Party Transactions Resolution” means resolution [2] set out in the notice of general meeting of Purchaser Parent included in the Circular;

(ii)	“Purchaser Parent Shareholders” means holders of ordinary shares of 25 pence each in the share capital of Purchaser Parent, from time to time;

(iii)

“Circular” means the circular to be dated with the Posting Date and to be sent to the shareholders of Purchaser Parent in connection with the proposed demerger of the predominant part of Purchaser Parent’s interest in the consumer healthcare business operated by New Purchaser and its subsidiaries, including a notice of general meeting of Purchaser Parent; and

(iv)

“Posting Date” means the date of this Agreement (or such other date as may be determined by Purchaser Parent and notified to New Purchaser Parent and Seller Parent as the date for the issue and dispatch of the Circular).

2.	Tax Matters

A new Section 6.5(m) shall be added to Article VI of the SAPA as follows:

“(i)

New Purchaser Parent hereby guarantees, as a primary obligor and not as a surety, the full and punctual payment and performance of the obligations of Purchaser under Section 6.5(c) of this Agreement. This guarantee shall be a full, unconditional, irrevocable, absolute and continuing guarantee of payment and performance (and not just of collection) of the obligations of Purchaser under Section 6.5(c) (the “Guaranteed Tax Obligations”). If Purchaser fails, for any reason, to perform or pay any Guaranteed Tax Obligation, in whole or in part, upon becoming due, New Purchaser Parent shall promptly pay to Seller Parent or Purchaser Parent, as applicable, by wire transfer of immediately available funds the amount of such Guaranteed Tax Obligation due and unpaid by Purchaser. New Purchaser Parent shall pay such Guaranteed Tax Obligation within five (5) Business Days of receipt of demand for payment from Seller Parent or Purchaser Parent, as applicable. Seller Parent or Purchaser Parent may enforce New Purchaser Parent’s obligations under this Section 6.5(m) without first suing Purchaser or joining Purchaser in any suit against New Purchaser Parent, or enforcing any rights and remedies against Purchaser, or otherwise pursuing or asserting any claims or rights against Purchaser.

(ii)

New Purchaser Parent hereby represents and warrants to Seller Parent and Purchaser Parent that New Purchaser Parent is ready, able, and willing to fully perform, and otherwise be responsible for, any and all Guaranteed Tax Obligations.”

3.	Access to Records

A new Section 6.8(d) shall be added to Article VI of the SAPA as follows:

“(d)    The Parties acknowledge and agree that, to the extent that any member of the GSK Group or any member of the JVCo Group has any rights or obligations under the Long Term Access Agreement in relation to access to or retention of any Retained Records (as defined in the Long Term Access Agreement), each of (i) the Purchaser Parent and its Affiliates (for the avoidance of doubt, other than any member of the JVCo Group), on the one hand, and (ii) Purchaser and its Affiliates (for the avoidance of doubt, other than any member of the GSK Group), on the other hand, shall have no further obligations or Liabilities as between each other under this Section 6.8 on or after the LTAA Commencement Date in respect of such Retained Records (as defined under the Long Term Access Agreement), without prejudice to the respective rights and obligations of such Parties prior to the LTAA Commencement Date.”

4.	Business IP and Registration Transfers

Section 6.10 of the SAPA shall be amended and restated in its entirety to state:

“Section 6.10 Transfer of Business IP and Registrations. Notwithstanding anything to the contrary in this Agreement or any Ancillary Agreement:

(a) until the Demerger Time, Purchaser Parent shall be responsible for preparing and filing all instruments and documents necessary to effect the assignment of the Business IP that is owned by Seller Parent or its Subsidiaries, Product Registrations and Manufacturing Registrations to Purchaser and its Affiliates, including all costs and expenses of preparing and recording country-specific assignments and legalization of signatures (where required);

(b) following the Demerger Time, Purchaser shall be responsible for preparing and filing all instruments and documents necessary to effect the assignment of the Business IP that is owned by Seller Parent or its Subsidiaries, Product Registrations and Manufacturing Registrations to Purchaser and its Affiliates, including all costs and expenses of preparing and recording country-specific assignments and legalization of signatures (where required); and

(c) subject to Section 2.2 and Section 6.4, Seller Parent shall, and shall cause its Affiliates to, cooperate with the foregoing as set forth herein and in Section 6.4; provided that, notwithstanding anything to the contrary herein, such obligation of Seller Parent to cooperate shall expire twenty-four (24) months following the Closing Date.”

5.	Guarantee Release

(a)	A new Sections 6.13(c) and (d) shall be added to Article VI of the SAPA as follows:

“(c)    Without limiting Section 6.13(d) in any respect, Purchaser shall use its reasonable best efforts to cause itself, one of its Affiliates or Subsidiaries to be substituted in all respects for the Sellers and any of their respective Affiliates and for the Sellers and their respective Affiliates to be released, effective as of the Demerger Time, in respect of all Liabilities and obligations of the Sellers and any of their respective Affiliates under or related to each of the Seller Parent Demerger Guarantees and Seller Parent Demerger LCs and the Sellers shall reasonably cooperate in Purchaser’s efforts. For any Seller Parent Demerger Guarantee or Seller Parent Demerger LC for which Purchaser or any of its Affiliates, as applicable, is not substituted in all respects for the Sellers and their respective Affiliates (or for which the Sellers and their respective Affiliates are not released), effective as of the Demerger Time, Purchaser shall continue to use its reasonable best efforts, and shall cause its Affiliates to use their reasonable best efforts, to effect such substitution and release after the Demerger Time, the Sellers shall continue to reasonably cooperate in Purchaser’s efforts; provided that none of Sellers or any of their Affiliates shall have any obligation to make payments or incur any costs or expenses, grant any concession or incur any other Liability in connection with such cooperation pursuant to this Section 6.13 except to the extent Purchaser agrees to promptly reimburse Sellers and their Affiliates, or agrees to fully indemnify the Sellers and their Affiliates for any such Liabilities to Seller Parent’s reasonable satisfaction, as applicable. Without limiting the foregoing, neither Purchaser nor any of its Affiliates shall extend, renew, increase its obligations under or transfer to a third party any Contract containing or underlying a Seller Parent Demerger Guarantee or Seller Parent Demerger LC or any Contract to which any Seller Parent Demerger Guarantee or Seller Parent Demerger LC relates or pursuant to which any Seller Parent Demerger Guarantee or Seller Parent Demerger LC was issued or required to be issued unless, prior to or concurrently with such extension, renewal, increase or transfer, Purchaser or an Affiliate of Purchaser is substituted in all respects for the Sellers and each of their respective Affiliates, and the Sellers and their respective Affiliates are released, in respect of all Liabilities and obligations of the Sellers and each of their respective Affiliates under or in respect of such Seller Parent Demerger Guarantee or Seller Parent Demerger LC. In no event shall Seller Parent or any of its Affiliates be obligated to pay any money to any Person to effect the substitutions described in this Section 6.13(c). The Parties agree that neither Seller Parent nor any of the Retained Subsidiaries will have any obligation to renew any Seller Parent Demerger LCs after the expiration of any such letter of credit. Neither the Seller Demerger Parent Guarantees nor the Seller Parent Demerger LCs shall be deemed Purchased Assets hereunder.

(d)    Without limiting Section 6.13(c) in any respect, from and after the Demerger Time, Purchaser and its Subsidiaries, including the Conveyed Subsidiaries (and their Subsidiaries), jointly and severally, shall indemnify and hold harmless the Seller Parent

Indemnified Parties against any Liabilities that the Sellers or any of their respective Affiliates suffer, incur or are liable for by reason of or arising out of or in consequence of (i) the Sellers or any of their respective Affiliates issuing, making payment under, being required to pay or reimburse the issuer of or any other Person in connection with, or being a party to, any Seller Parent Demerger Guarantee or Seller Parent Demerger LC, (ii) any claim or demand for payment made on the Sellers or any of their respective Affiliates with respect to any Seller Parent Demerger Guarantee or Seller Parent Demerger LC or (iii) any Action by any Person who is or claims to be entitled to the benefit of or claims to be entitled to payment, reimbursement or indemnity with respect to any Seller Parent Demerger Guarantee or Seller Parent Demerger LC.”

(b)	A new Section 6.13(e) shall be added to Article VI of the SAPA as follows:

“(e)    The Parties acknowledge and agree that each of (i) the Purchaser Parent and its Affiliates (other than any member of the JVCo Group) on one hand, and (ii) Purchaser and its Affiliates (other than any member of the GSK Group) on the other hand, shall have no further obligations or Liabilities solely as between each other under this Section 6.13 on and from the Demerger Time, including any obligations on Purchaser Parent to reasonably cooperate with Purchaser’s efforts in accordance with the provisions set out in Section 6.13(a), without prejudice to the respective rights and obligations of such Parties prior to the Demerger Time and, for the avoidance of doubt, without prejudice to Purchaser’s and its Affiliates’ continuing obligations to Seller Parent and its Subsidiaries hereunder.”

(c)	The following new defined terms shall be inserted in alphabetical order in Section 1.1 of the SAPA:

““Seller Parent Demerger Guarantee” means all obligations of Seller Parent or any of the Retained Subsidiaries under any Contract, instrument or other commitment, obligation or arrangement (other than Seller Parent Demerger LCs) or other obligation in existence as of the Demerger Time in respect of the New Consumer Healthcare Business, any Consumer Healthcare Group Company (as defined in the Demerger Agreement) or any Liabilities or obligations of any Consumer Healthcare Group Company for which Seller Parent or any of the Retained Subsidiaries is or may be liable, as guarantor, indemnitor, original tenant, primary obligor, Person required to provide financial support or collateral in any form whatsoever, or otherwise (including by reason of performance guarantees).”

““Seller Parent Demerger LC” means all letters of credit issued by or for the account of Seller Parent or the Retained Subsidiaries on behalf of or in favor of any Consumer Healthcare Group Company or the New Consumer Healthcare Business in existence as of the Demerger Time, and all obligations (including reimbursement obligations) of Seller Parent or the Retained Subsidiaries in respect of the foregoing.”

6.	Litigation Notices and Cooperation

(a)	A new Section 6.17(d) shall be added to Article VI of the SAPA as follows:

“(d)	From the Demerger Time:

(i)    Seller Parent shall not be required to comply with its notification obligations to Purchaser Parent under Section 6.17(b)(iii);

(ii)    Purchaser Parent shall not be required to comply with its notification obligations to Seller Parent under Section 6.17(b)(iv);

(iii)    Seller Parent shall not be required to comply with its cooperation and access obligations under Section 6.17(c) with respect to Purchaser Parent; and

(iv)    Purchaser Parent shall not be required to comply with its cooperation and access obligations under Section 6.17(c) with respect to Seller Parent,

in each case, without prejudice to the respective rights and obligations of such Parties (i) prior to the Demerger Time and (ii) with respect to Purchaser and its Affiliates.”

7.	Indemnity for New Consumer Healthcare Business

(a)	Section 7.2 of the SAPA shall be amended and restated in its entirety to state:

“Section 7.2 Indemnification by Purchaser. Subject to the provisions of this Article VII, from and after the Closing, Purchaser agrees to indemnify and hold harmless the Seller Parent Indemnified Parties and the Purchaser Parent Indemnified Parties (collectively, the “Parent Indemnified Parties”) (a) from and against any and all Losses (other than Taxes arising out of a Tax Claim, which are the subject of Section 6.5(d)) that any such Parent Indemnified Party suffers or incurs to the extent resulting from (i) any Assumed Liability; (ii) any Purchaser Liability; or (iii) any New Consumer Healthcare Business Liability, and (b) from and against any and all Losses (other than Taxes arising out of a Tax Claim, which are the subject of Section 6.5(d)) that any such Parent Indemnified Party suffers or incurs to the extent resulting from any breach following the Closing by Purchaser of any covenant or agreement expressly made by Purchaser in this Agreement or in any Ancillary Implementing Agreement, in its capacity as a Party hereto (and not in its capacity as an Affiliate or Subsidiary of Purchaser Parent), which covenant or agreement by its terms contemplates actions or imposes obligations following the Closing, provided that to the extent that any of the Parent Indemnified Parties have a claim under clause 14.2 (Indemnification) of the Asset Transfer Framework Agreement, such Parent Indemnified Party shall have no claim, and the Purchaser shall have no liability, under this Section 7.2 in respect of the same Loss.”

(b)	The following new defined terms shall be inserted in alphabetical order in Section 1.1 of the SAPA:

““Asset Transfer Framework Agreement” means the asset transfer framework agreement [to be] entered into between Purchaser Parent and Purchaser [and Initial Purchaser] on or about [            ].”

““New Consumer Healthcare Business” means the past, present or future ownership, operation, use or conduct following the Closing by, or for the benefit of, Purchaser and its Affiliates (for the avoidance of doubt, excluding the GSK Group) of the Business and the Purchaser Business, including, for the avoidance of doubt, any extensions, amendments, additions, acquisitions or developments to such businesses (for the avoidance of doubt, whether pursuant to the Asset Transfer Framework Agreement or otherwise).”

““New Consumer Healthcare Business Liability” means any and all Liabilities to the extent resulting from or arising out of the New Consumer Healthcare Business by, or for the benefit of, Purchaser and its Affiliates (for the avoidance of doubt, excluding the GSK Group), other than (a) Liabilities identified as Purchaser Parent Retained Liabilities in clauses (a) through (f) of the definition of “Purchaser Parent Retained Liabilities” (provided, that the reference in clause (a) of such definition to “any Purchaser Ancillary Agreement” is hereby amended to state “(i) any Purchaser Ancillary Agreement, (ii) any Transaction Document (as defined in the Demerger Agreement) between Purchaser Parent or any of its Affiliates, on the one hand, and any member of the JVCo Group, on the other hand, which survives the Demerger Time and (iii) any agreements that survive the Demerger Time pursuant to Schedule 2 to the Deed of Termination (as defined in the Demerger Agreement)”), whether arising prior to, on or after the Closing; and (b) Liabilities identified as Retained Liabilities in clauses (a) through (g) of Section 2.5, whether arising prior to, on or after the Closing.”

8.	New Purchaser Parent Guarantee

(a)	A new Section 7.12 shall be added to Article VII of the SAPA as follows:

“Section 7.12 New Purchaser Parent Guarantee. New Purchaser Parent hereby guarantees, as a primary obligor and not as a surety, the full and punctual payment and performance of the obligations of Purchaser under Section 7.2 of this Agreement. This guarantee shall be a full, unconditional, irrevocable, absolute and continuing guarantee of payment and performance (and not just of collection) of the obligations of Purchaser under Section 7.2 (the “Guaranteed Obligations”). If Purchaser fails, for any reason, to perform or pay any Guaranteed Obligation, in whole or in part, upon becoming due, New Purchaser Parent shall promptly pay to the relevant Parent Indemnified Parties by wire transfer of immediately available funds the amount of such Guaranteed Obligation due and unpaid by Purchaser. New Purchaser Parent shall pay such Guaranteed Obligation within five (5) Business Days of receipt of demand for payment from any Parent Indemnified Party. Any Parent Indemnified Party may enforce New Purchaser Parent’s obligations under this Section 7.12 without first suing Purchaser or joining Purchaser in any suit against New Purchaser Parent, or enforcing any rights and remedies against Purchaser, or otherwise pursuing or asserting any claims or rights against Purchaser.”

(b)

New Purchaser Parent hereby represents and warrants to Seller Parent and Purchaser Parent that New Purchaser Parent is ready, able, and willing to fully perform, and otherwise be responsible for, any and all Guaranteed Obligations.

(c)

The Parties acknowledge and agree that, for the purposes of Article VII of the SAPA, New Purchaser Parent shall be deemed a “Purchaser Indemnified Party” and, for the avoidance of doubt, all provisions in Article VII of the SAPA that are applicable to Purchaser shall apply equally to New Purchaser Parent in its capacity as a guarantor pursuant to this Section 8.

9.	Swiss Pension Plan

Section 6.6(t) of the SAPA shall be amended and restated in its entirety to state:

“(t)	Swiss Pension Liabilities.

(i)

Each of Purchaser Parent and Purchaser shall use its reasonable best efforts to procure that as soon as is practicable after Closing, and in any event before the date of completion of any Listing Transaction or sale (direct or indirect) of the stock or assets of GlaxoSmithKline Consumer Healthcare AG and Novartis Consumer Health SA (together the “Swiss CH Entities”):

(A)

GlaxoSmithKline AG and ViiV Healthcare GmbH (the “Swiss GSK Entities”) shall establish a pension plan in Switzerland that has been duly authorised by local taxation and regulatory authorities (the “New Swiss Plan”); and

(B)

The board of the Personalvorsorgestiftung der GlaxoSmithKline Schweiz (the “Swiss Plan”) shall transfer to the New Swiss Plan such part of the assets of the Swiss Plan (the “Swiss Transferred Assets”) as are attributable to those members of the Swiss Plan other than the Remaining Members (as defined below) (the “Swiss Transferring Beneficiaries”) and the Swiss Transferring Liability (as defined below) as of the Swiss Transfer Date (as defined below); and

(C)

As of the Swiss Transfer Date, the New Swiss Plan shall assume the Liability to provide benefits in respect of the Swiss Transferring Beneficiaries that are equivalent in value to those to which the Swiss Transferring Beneficiaries were entitled in the Swiss Plan immediately before the Swiss Transfer Date (the “Swiss Transferring Liability”).

The date of the completion of the transfer from the Swiss Plan to the New Swiss Plan of the Swiss Transferred Assets is the “Swiss Transfer Date”. For the avoidance of doubt, any adjustment payment made subsequent to such transfer will not be taken into account for the purposes of this definition. Each of Purchaser Parent and Purchaser shall use its reasonable best efforts to assist and cooperate with each other to take, or cause to be taken, all actions and to do all things necessary for the establishment of the plan and the transfer of assets and Liabilities.

(ii)

Within 45 days following the Swiss Transfer Date, Purchaser Parent shall calculate the following amount (the “Swiss Pension Adjustment”) and confirm such amount, together with its calculations and any other information reasonably required by Seller Parent to confirm the accuracy of such determination, in writing to Seller Parent:

(A)

the value of the Liabilities of the Swiss Plan, as of the Swiss Transfer Date, in respect of (i) Purchaser Business Employees, (ii) Former Purchaser Business Employees, and (iii) former employees who are not Business Employees or Former Business Employees who are in receipt of a pension from the Swiss Plan which is secured by insurance policies issued to the Swiss Plan (together the “Remaining Members”) by reference to the methodology and assumptions used for calculating the Liabilities of the Swiss CH Entities in the Swiss Plan in the opening positions for Purchaser’s financial statements as of July 31, 2019, which shall be consistent with the methodology and assumptions used for calculating the Purchaser Pension Liabilities in the GlaxoSmithKline Consumer Healthcare Holdings Limited Annual Report 2018, with financial assumptions updated for market conditions as of the Swiss Transfer Date (the “Swiss CH Liability Value”); less

(B)	the value of the assets of the Swiss Plan in respect of the Remaining Members as of the Swiss Transfer Date (the “Swiss CH Asset Value”); less

(C)

the net pension Liability attributable to the Swiss CH Entities in the opening positions for Purchaser’s financial statements as of July 31, 2019, which shall be consistent with the methodology and assumptions used for calculating the Purchaser Pension Liabilities in the GlaxoSmithKline Consumer Healthcare Holdings Limited Annual Report 2018, with financial assumptions updated for market conditions.

(iii)

Seller Parent shall, within 45 days following receipt of the calculation of the Swiss Pension Adjustment and such information as it reasonably requires to verify it, in writing either confirm its agreement to such calculation (including the value of the Swiss CH Liability Value and the Swiss CH Asset Value) or notify Purchaser Parent in writing that it disagrees with the calculation, explaining why and providing its alternative calculation with any supporting documentation (including any alternative valuation of the Swiss CH Liability Value and the Swiss CH Asset Value). Where Seller Parent disagrees with Purchaser Parent’s calculations the provisions of Section 6.6(e)(vi) shall apply mutatis mutandis.

(iv)

Within 30 days following either confirmation by Seller Parent of its agreement of the Swiss Pension Adjustment or the determination of the Swiss Pension Adjustment in accordance with Section 6.6(e)(vi):

(A)	If the Swiss Pension Adjustment is [***], Purchaser Parent shall pay to Purchaser or such of its Subsidiaries as Purchaser shall nominate an amount equal to the Swiss Pension Adjustment; and

(B)

If the Swiss Pension Adjustment is a negative amount [***], Purchaser shall pay to Purchaser Parent or such of its Subsidiaries as Purchaser Parent shall nominate an absolute value equal to the Swiss Pension Adjustment.

(v)

For purposes of this Agreement, (A) the Swiss Transferring Liability shall be Purchaser Parent Retained Liabilities; and (B) any Liabilities of or related to the Swiss Plan that do not transfer to the New Swiss Plan pursuant to this Section 6.6(t) shall be Purchaser Assumed Employee Liabilities. From and following the Swiss Transfer Date, Purchaser Parent and its Subsidiaries shall have no Liabilities in respect of the Swiss Plan.

(vi)

Purchaser shall pay to Purchaser Parent the amount of any Tax Benefit actually realized by Purchaser or its Subsidiaries in the taxable year in which the payment pursuant to Section 6.6(t)(iv)(A) is made or the subsequent two taxable years arising from any Tax Item in respect of any amount paid into the Swiss Plan up to an amount equal to that resulting from the true up under Section 6.6(t)(iv)(A) in respect of the Swiss Transferring Liability within fifteen (15) days of the filing of the Tax Return with respect to which the Tax Benefit is actually realized (or, if the Tax Benefit is in the form of an increased cash Tax refund, within fifteen (15) days of the receipt of such cash Tax refund from the applicable Governmental Authority).”

10.	Notices

(a)	Section 10.1 of the SAPA shall be amended by replacing the wording from “To Purchaser Parent or Purchaser” to “Fax: (212) 446-4900” with the following:

11.	Certain Representations and Warranties

(a)

Seller Parent hereby represents and warrants to Purchaser Parent, New Purchaser Parent and New Purchaser that: Seller Parent has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder; the execution and delivery by Seller Parent of this Agreement, and the performance by Seller Parent of its obligations hereunder, have been duly authorized by all requisite corporate action; and this Agreement has been duly executed and delivered by Seller Parent and, assuming this Agreement has been duly executed and delivered by Purchaser Parent, New Purchaser Parent and New Purchaser, constitutes a legal, valid and binding obligation of Seller Parent, enforceable against Seller Parent in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar Laws affecting creditors’ rights generally or by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or law).

(b)

Purchaser Parent hereby represents and warrants to Seller Parent, New Purchaser Parent and New Purchaser that: Purchaser Parent has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder; the execution and delivery by Purchaser Parent of this Agreement, and the performance by Purchaser Parent of its obligations hereunder, have been duly authorized by all requisite corporate action; and this Agreement has been duly executed and delivered by Purchaser Parent and, assuming this Agreement has been duly executed and delivered by Seller Parent, New Purchaser Parent and New Purchaser, constitutes a legal, valid and binding obligation of Purchaser Parent, enforceable against Purchaser Parent in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar Laws affecting creditors’ rights generally or by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or law).

(c)

New Purchaser Parent hereby represents and warrants to Seller Parent and Purchaser Parent that: New Purchaser Parent has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder; the execution and delivery by New Purchaser Parent of this Agreement, and the performance by New Purchaser Parent of its obligations hereunder, have been duly authorized by all requisite corporate action; and this Agreement has been duly executed and delivered by New Purchaser Parent and, assuming this Agreement has been duly executed and delivered by New Purchaser, Seller Parent and Purchaser Parent, constitutes a legal, valid and binding obligation of New Purchaser Parent, enforceable against New Purchaser Parent in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar Laws affecting creditors’ rights generally or by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or law).

(d)

New Purchaser hereby represents and warrants to Seller Parent and Purchaser Parent that: New Purchaser has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder; the execution and delivery by New Purchaser of this Agreement, and the performance by New Purchaser of its obligations hereunder, have been duly authorized by all requisite corporate action; and this Agreement has been duly executed and delivered by New Purchaser and, assuming this Agreement has been duly executed and delivered by New Purchaser Parent, Seller Parent and Purchaser Parent, constitutes a legal, valid and binding obligation of New Purchaser, enforceable against New Purchaser in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar Laws affecting creditors’ rights generally or by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or law).

12.	Definitions

(a)

The Parties hereby acknowledge and agree that, for all purposes under the SAPA, as amended by the terms of this Agreement, references to a “Party” or the “Parties” in the SAPA, as applicable, shall be deemed to include New Purchaser Parent from and after the effectiveness of this Agreement.

(b)	The following new defined terms shall be inserted in alphabetical order in Section 1.1 of the SAPA:

““Demerger Agreement” means the demerger agreement entered into between Purchaser Parent and New Purchaser Parent entered into on or about [    ] pursuant to which Purchaser Parent intends to demerge the predominant part of its interest in its consumer healthcare business by way of an indirect dividend demerger.”

““Demerger Completion Steps” means:

(a)     Purchaser Parent delivering to New Purchaser Parent a duly executed transfer of the Relevant GSKCHHL Shares (as defined in the Demerger Agreement) in favour of New Purchaser Parent, together with the relevant share certificate(s);

(b)    the entry into the register of members of the New Purchaser Parent of the names of the Qualifying GSK Shareholders (as defined in the Demerger Agreement) to whom Haleon Demerger Shares (as defined in the Demerger Agreement) are to be allotted and issued pursuant to that agreement; and

(c)    each of Purchaser Parent and New Purchaser Parent delivering, or procuring the delivery of, a duly executed counterpart of each of the Ancillary Agreements (as defined in the Demerger Agreement) (other than those Ancillary Agreements that have already been entered into prior to completion of the Demerger Agreement) to which they or any members of their respective Groups are party in the agreed form.”

““Demerger Time” means the time at which the last of the Demerger Completion Steps is completed.”

““GSK Group” means Purchaser Parent and its Subsidiaries, other than members of the JVCo Group.”

““JVCo Group” means, prior to the Demerger Time, Purchaser and its Subsidiaries and, from and after the Demerger Time, New Purchaser Parent and its Subsidiaries (including Purchaser and its Subsidiaries).”

““LTAA Commencement Date” has the meaning given the term “Commencement Date” in the Long Term Access Agreement.”

““Long Term Access Agreement” means the agreement in relation to the long term access of information and records between [Purchaser Parent] and [New Purchaser Parent] [to be] entered into on or about [    ].”

13.	Miscellaneous Provisions

(a)

The execution, delivery and effectiveness of this Agreement shall not constitute a waiver or amendment of any provision of the SAPA, except as specifically set forth herein. Except as herein expressly amended, all of the terms, conditions and provisions of the SAPA and any of the documents, schedules or exhibits referred to therein shall remain in full force and effect.

(b)

This Agreement shall form a part of the SAPA for all purposes. Any reference in the SAPA to “this Agreement”, “hereof”, “herein”, and “hereunder” and words or expressions of similar import, and any reference to the SAPA contained in any notice, request, certificate, or other document executed prior to, concurrently with or after the execution and delivery of this Agreement, including any Ancillary Agreement, shall be deemed to be a reference to the SAPA as amended hereby (and as may be further amended, modified, restated, supplemented or extended from time to time in accordance with the terms thereof) unless the context shall otherwise require.

(c)

The provisions set forth in Sections 10.1 (Notices) (as amended by Section [10] above), 10.2 (Amendment; Waiver), 10.3 (Assignment), 10.4 (Entire Agreement) (as amended hereby), 10.5 (Parties in Interest), 10.7 (Expenses), 10.10 (Governing Law; Jurisdiction), 10.11 (Counterparts), 10.12 (Headings), 10.13 (Severability), 10.14 (Rules of Construction), 10.15 (Specific Performance), 10.16 (Affiliate Status), and 10.17 (Waiver of Conflict Regarding Representation; Nonassertion of Attorney-Client Privilege) of the SAPA shall apply mutatis mutandis to this Agreement.

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IN WITNESS WHEREOF, the Parties have executed or caused this Agreement to be executed as of the date first written above.

PFIZER INC.
By: Name: Title:
GSK PLC
By: Name: Title:
GLAXOSMITHKLINE CONSUMER HEALTHCARE HOLDINGS (NO.2) LIMITED
By: Name: Title:
HALEON PLC
By: Name: Title:

[Signature Page to Second Amendment Agreement]